EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
Or
Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY ANNOUNCES THIRD QUARTER AND NINE MONTH EARNINGS

York, Pennsylvania, November 6, 2009:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the third quarter and the first nine months of 2009.

President Hines reported that third quarter net income of $2,091,000 increased 20.2% compared to the third quarter of 2008, earnings per share for the three-month period increased to $0.18 from $0.15 and operating revenues of $9,750,000 increased 13.8% over the third quarter of 2008.

President Hines also reported that the first nine months' net income of $5,501,000 increased 23.2% compared to the first nine months of 2008, earnings per share for the nine-month period increased to $0.48 from $0.40 and operating revenues of $27,734,000 increased 15.9% compared to the first nine months of 2008. The primary contributing factor to the increase in net income was higher water revenues due to growth in the customer base, and a rate increase granted by the Pennsylvania Public Utility Commission effective October 9, 2008. In addition, cost savings were realized by reducing expenses in response to economic uncertainties. The increased revenues and cost savings were partially offset by higher depreciation, pension and retirement costs, and salary and wage expense.

During the first nine months of 2009, the Company invested $9.6 million in construction projects.  The construction expenditures were for routine distribution system improvements as well as an additional standpipe and booster station and various replacements of aging infrastructure.  In addition to construction projects, the Company invested over $2.1 million for the acquisition of the water system of West Manheim Township in York County, Pennsylvania.

President Hines reported that York Water plans to continue to invest in infrastructure at a rate necessary to ensure a safe, adequate, and reliable water supply for the Company’s growing customer base.

Period Ended September 30
In 000's (except per share)
	Quarter		Nine Months
	2009	2008	2009	2008
Operating Revenues	$ 9,750	$ 8,566	$ 27,734	$ 23,934
Net Income	$ 2,091	$ 1,740	$ 5,501	$ 4,466
Average Number of Common Shares Outstanding	11,456	11,302	11,414	11,285
Basic Earnings Per Common Share	$ 0.18	$ 0.15	$ 0.48	$ 0.40
Dividends Paid Per Common Share	$ 0.126	$ 0.121	$ 0.378	$ 0.363

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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